Exhibit 10.2

Confidential

Amendment #1

Cooperative Research and Development Agreement # 03111

“Development and Evaluation of Precigen Inc.’s Proprietary Non-viral Sleeping Beauty Vectors for Genetic Modification of Peripheral Blood Lymphocytes with Genes Encoding Mutated Tumor Neoantigen-specific T Cell Receptors (also referred to as Mutation Reactive T Cell Receptors) that Have Been Identified Using NCI Proprietary Methods”

IC Principal Investigator: Steven A. Rosenberg, M.D., Ph.D.

Collaborators: Precigen Inc. and ZIOPHARM Oncology, Inc.

The purpose of this amendment is to change certain terms of the above-referenced Cooperative Research and Development Agreement (CRADA). These changes are reflected below, and except for these changes, all other provisions of the original CRADA remain in full force and effect. Underlining indicates additions, and strikeout indicates deletions.

The Parties agree:

1.

Intrexon Corporation transfers all operating capabilities pertinent to this CRADA to Precigen Inc., an Intrexon wholly owned subsidiary. And thus, Intrexon assigns all its rights, titles, interests and benefits in and to CRADA #03111, along with its responsibilities under CRADA #03111, to Precigen Inc.

2.	Intrexon Corporation is removed as the Collaborator, and Precigen Inc. is added as the Collaborator.

3.

The CRADA title is modified to read as follows: “Development and Evaluation of ~~Intrexon Corporation’s~~ Precigen Inc.’s Proprietary Non-viral Sleeping Beauty Vectors for Genetic Modification of Peripheral Blood Lymphocytes with Genes Encoding Mutated Tumor Neoantigen-specific T Cell Receptors (also referred to as Mutation Reactive T Cell Receptors) that Have Been Identified Using NCI Proprietary Methods”.

4.

The CRADA abstract is modified to read as follows: ~~The principal goal of this CRADA is to~~ Under a Cooperative Research and Development Agreement (CRADA), the National Cancer Institute (NCI), Precigen, Inc., and ZIOPHARM Oncology, Inc. will develop and evaluate adoptive cell transfer-based immunotherapies (ACT) using NCI proprietary methods for the isolation of tumor-reactive T Cell Receptors (TCRs) targeting unique, patient specific mutated neoantigen(s) and introduction of said TCRs into T cell subsets isolated from peripheral blood using proprietary ~~Intrexon Corporation (“Intrexon”)~~ Precigen Inc. Non-Viral Sleeping Beauty Transposon and Transposases for the treatment of patients with solid tumor malignancies.

5.	Article 3.7.2 is amended to read as follows:

3.7.2	When a Party files the IND, the other Party agrees to provide the filing party background data and information necessary to support the IND

Confidential

in electronic Common Technical Document (eCTD) format. The Parties further agree to provide a letter of cross-reference to all data and pertinent regulatory filings sponsored by a Party under this CRADA. Both Parties’ employees will be reasonably available to respond to inquiries from the FDA regarding information and data contained in the Party’s IND, DMF, other filings, or other information and data provided to one Party by the other Party pursuant to this Article 3.

6.	Article 3.11 is amended to read as follows:

3.11 FDA Meetings/Communications. All formal meetings with the FDA concerning any clinical trial within the scope of the Research Plan will be discussed by Collaborator and IC in advance. Each Party reserves the right to take part in setting the agenda for, to attend, and to participate in these meetings, as appropriate. Sponsor will provide the other Party with copies of FDA meeting minutes, ~~all transmittal letters for IND submissions~~, IND safety reports, formal questions and responses that have been submitted to the FDA, Annual Reports, and official FDA correspondence, pertaining either to the INDs under this CRADA or to the Clinical Investigators on Protocols performed in accordance with the Research Plan, except to the extent that those documents contain the proprietary information of a third party or dissemination is prohibited by law.

7.	Article 4.1 is amended to read as follows:

4.1 Interim Research and Development Reports. The CRADA PIs should exchange information regularly, in writing. This exchange may be accomplished through meeting minutes, detailed correspondence, circulation of draft manuscripts, Steering Committee reports, copies of Annual Reports and any other reports updating the progress of the CRADA research. However, the Parties must exchange updated Investigator’s Brochure, formulation and preclinical data, and toxicology findings, as they become available; these data and documents will be provided in eCTD format.

8.	The IC’s Clinical Contact (as needed for Article 4.4.2) is amended to read as follows:

Steven A. Rosenberg, M.D., Ph.D.

Surgery Branch, NCI

10 Center Drive, MSC 1201

Bldg. 10, CRC Room 3-3940

Bethesda, MD 20892-1201

Tel: [    ]

Fax: [    ]

and

[    ]

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9.	Add in a new Article 8.9 (Certificate of Confidentiality) as follows:

8.9 Certificate of Confidentiality. The CRADA Data collected under a Protocol conducted under this CRADA are covered under a Certificate of Confidentiality that has been issued by the NIH pursuant to Section 301(d) of the Public Health Service Act (42 U.S.C. 241(d)). Under this Certificate of Confidentiality, the Collaborator may not:

a) Disclose or provide, in any Federal, State, or local civil, criminal, administrative, legislative, or other proceeding, the name of such individual or any such information, document, or biospecimen that contains identifiable, sensitive information about the individual and that was created or compiled for purposes of the research, unless such disclosure or use is made with the consent of the individual to whom the information, document, or biospecimen pertains; or

b) Disclose or provide to any other person not connected with the research the name of such an individual or any information, document, or biospecimen that contains identifiable, sensitive information about such an individual and that was created or compiled for purposes of the research.

Provided that Collaborator will be permitted to disclose the information described in the points set forth above as follows:

a) If required by Federal, State, or local laws (e.g., as required by the Federal Food, Drug, and Cosmetic Act, or state laws requiring the reporting of communicable diseases to State and local health departments), excluding instances of disclosure in any Federal, State, or local civil, criminal, administrative, legislative, or other proceeding;

b) If necessary for the medical treatment of the individual to whom the information, document, or biospecimen pertains and made with the consent of such individual;

c) If made with the consent of the individual to whom the information, document, or biospecimen pertains; or

d) If made for the purposes of other scientific research that is in compliance with applicable Federal regulations governing the protection of Human Subjects in research.

Prior to making any permitted disclosures, Collaborator will ensure that that any recipient of data protected by a Certificate of Confidentiality agrees to comply with the Certificate.

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ACCEPTED AND AGREED TO:

For the National Cancer Institute:

/s/ James H. Doroshow	3/18/18
James H. Doroshow, M.D.	Date
Deputy Director for Clinical and Translational
Research, NCI

For Precigen Inc.:

/s/ Helen Sabzevari	March 13, 2018
Helen Sabzevari, Ph.D.	Date
President, Precigen

For ZIOPHARM ONCOLOGY INC.:

/s/ Kevin Lafond	23 Mar 2018
Name: Kevin Lafond	Date
Title: SVP, Finance, CAO

For Intrexon Corporation:

/s/ Jeffrey Perez	March 12, 2018
Jeffrey Perez	Date
SVP, Intellectual Property Affairs